EXHIBIT 99.1

For Further Information:
Waste Management, Inc.
Analysts:
Cherie Rice
713.512.6548
Greg Nikkel
713.265.1358
Media:
Sarah Simpson
713.394.2154

WMI#04-26

Waste Management Announces Third Quarter 2004 Earnings

Earnings Increase as a Result of Strong Revenue Growth and
Favorable Tax Audit Settlements

HOUSTON – October 28, 2004 – Waste Management, Inc. (NYSE: WMI) today announced financial results for its third quarter ended September 30, 2004. Revenues for the quarter were $3.27 billion as compared with $3.00 billion in the year ago period, an increase of 9%. Net income reported for the quarter was $302 million, or $0.52 per diluted share, compared with net income of $210 million, or $0.35 per diluted share, for the third quarter 2003, an increase in net income of 44%. This year’s third quarter earnings included a $0.12 per diluted share benefit from favorable tax audit settlements.

“Our third quarter results reflect both improved pricing and continued strong volumes,” stated David P. Steiner, Chief Executive Officer of Waste Management. “Internal revenue growth due to higher yield across our base business was 0.8%. This matches the highest level we have seen in over two years and shows the success of our pricing initiatives on the collection side of our business as well as our ability to raise rates at our transfer stations and to increase prices on municipal solid waste streams coming into our landfills. Our revenue growth due to higher volumes reflected the continuation of a strong economy and included increased volumes from the four hurricanes during the quarter. We attribute $59 million of our higher revenues in the quarter to our Florida hurricane clean-up efforts. We estimate that the earnings contribution from the hurricanes was approximately $5 million before-tax. More importantly, our teams in Florida demonstrated their commitment to their communities and solidified the excellent working relationships with their customers in this time of crisis.

Steiner continued, “We were also pleased with our strong cash generation, as we produced $599 million in cash from operations and $305 million in free cash flow(a) for the quarter. That brings our cash generated from operations for the first three quarters to

$1.6 billion and our total free cash flow to $854 million. Based on this, for the full year we expect to meet or exceed our previously stated ranges of $2.1 to $2.2 billion in cash flow from operations and $900 million to $1 billion in free cash flow.

“We increased the level of our common stock share repurchases to $240 million during the quarter and expect to repurchase $425 to $500 million for the year. The Company also announced today that our Board of Directors has approved a new capital allocation program that provides up to $1.2 billion annually in cash dividends and common stock repurchases over the next three years. Under this plan, we expect to increase our quarterly dividend payments to a total of $0.80 per share per year, which would result in an increase of $0.05 per share per year compared to the dividends declared in 2004. The balance of the $1.2 billion authorization would be available for share repurchases. This program reinforces our commitment to returning value to our shareholders and our confidence in our ability to generate strong and consistent free cash flows.”

For the nine months ended September 30, 2004, Waste Management reported operating revenues of $9.31 billion as compared with $8.66 billion for the comparable period last year. Net income was $670 million and diluted earnings per share was $1.15 for the current year nine-month period, as compared with $447 million and $0.75, respectively, for the same period in 2003. The 2004 results include the favorable impact of the cumulative effect of a change in accounting principle of $8 million, or $0.01 per diluted share. The 2003 results included the unfavorable impact of cumulative effect of changes in accounting principles of $46 million, or $0.08 per diluted share. Net income before cumulative effect increased 34% in 2004 as compared to the prior year’s first nine months. Results from the first nine months of 2003 included a pre-tax restructuring charge of $43 million, or $0.04 per diluted share, related to workforce reductions completed in 2003.

The cumulative effect of change in accounting principle in 2004 is related entirely to final implementation of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities. In 2003, the cumulative effect of changes in accounting principles was primarily related to the implementation of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, partially offset by accounting policy changes related to certain maintenance activities and loss contracts.

Steiner added, “Our operating costs as a percentage of revenue increased by 90 basis points as compared with the prior year quarter. This increase was attributable largely to the one-time impact of our hurricane clean-up efforts and higher fuel costs. Including the fuel surcharges we paid to sub-contractors in the quarter, higher fuel prices cost us about $10 million of operating income, or $0.01 per diluted share, as compared to last year’s quarter. As a company we remain keenly focused on raising our prices to cover all cost increases and reducing those costs within our control.”

During the third quarter of this year, Waste Management settled federal income tax audits for several subsidiaries, which increased earnings by $71 million, or $0.12 per diluted share. The Company has been actively negotiating tax audit settlements involving tax returns dating as far back as 1988. The Company has made significant progress in settling open tax audits and expects to close the remaining open federal income tax audits over the next few quarters.

The following important highlights for the quarter were reported:

•	Internal revenue growth on base business of 5.3%, with 4.5% of that from volume and 0.8% of that from yield. The volume component includes the positive impact of 2.0% related to the hurricanes. The yield component excludes combined positive impacts of 1.5% related to higher recycling commodity prices and 0.5% related to higher fuel surcharges, increased fees and taxes and slightly higher electricity rates at Independent Power Production facilities.

•	Acquisitions net of divestitures contributed 1.8% to higher third party revenues.

•	Operating cash flow of $599 million.

•	Capital expenditures of $311 million and proceeds from divestitures of $17 million.

•	Free cash flow of $305 million.

•	Effective tax rate for the third quarter reduced to 10.4%, a result of favorable tax audit settlement benefits of $62 million and increased tax credits due to investments in synthetic fuel facilities. The effective tax rate excluding the tax audit settlements is expected to be 30.0% for the full year.

•	Interest income of $15 million associated with the favorable tax audit settlements.

(a) The Company included its free cash flow, which is a non-GAAP financial measure, herein because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisition program, its share repurchase program, its scheduled debt reduction and the payment of dividends. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies. The Company has reconciled its free cash flow as presented herein to cash flow from operations, which is the most comparable GAAP measure, in the accompanying schedules.

The Company has scheduled an investor and analyst conference call for later today to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. eastern time, 9:00 a.m. central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “3Q2004 Earnings Webcast.” You may also listen to the conference call by telephone by contacting the conference call operator at (877) 710-6139, 5-10 minutes prior to the scheduled start time, and asking for the “Waste Management Conference Call – Call ID 1203104.” For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. central time October 28th through 5:00 p.m. on November 11th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 and enter reservation code 1203104.

Waste Management, Inc. is its industry’s leading provider of comprehensive waste management and environmental services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.

Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2004 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:

•	the effects competition may have on our profitability or cash flows, including the negative impact to our yield on base business resulting from price roll-backs and lower than average pricing to retain and attract customers;

•	our inability to maintain or expand margins as volumes increase if we are unable to control variable costs or our fixed cost base increases;

•	increases in employee-related costs and expenses, including health care and other employee benefits such as unemployment insurance and workers’ compensation, as well as the costs and expenses associated with attracting and retaining qualified personnel;

•	possible increases in expenses due to fuel price increases or fuel supply shortages;

•	the effect that fluctuating commodity prices may have on our operating revenues and expenses;

•	the general effects of a weak economy, including the resulting decreases in volumes of waste generated;

•	the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments;

•	the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

•	the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

•	possible charges against earnings as a result of shut-down operations, uncompleted development or expansion projects or other events;

•	the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	possible diversions of management’s attention and increases in operating expenses due to efforts by labor unions to organize our employees;

•	the outcome of litigation or threatened litigation;

•	the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

•	possible errors or problems upon implementation of new information technology systems; and

•	possible fluctuations in quarterly results of operations or adverse impacts on our results of operations as a result of the adoption of new accounting standards or interpretations.

Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

####

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2004	2003
Operating revenues	$3,274	$2,996

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	2,151	1,941
Selling, general and administrative	316	297
Depreciation and amortization	345	325
Restructuring	(1)	—
Asset impairments and unusual items	(2)	(2)

	2,809	2,561

Income from operations	465	435

Other income (expense):
Interest expense	(112)	(110)
Interest income	21	3
Equity in earnings (losses) of unconsolidated entities	(27)	1
Minority interest	(10)	(2)
Other, net	—	2

	(128)	(106)

Income before income taxes	337	329
Provision for income taxes	35	119

Net income	$302	$210

Basic earnings per common share	$0.52	$0.36

Diluted earnings per common share	$0.52	$0.35

Basic common shares outstanding	576.7	589.8

Diluted common shares outstanding	581.2	593.8

Cash dividends per common share	$0.19	$0.01

Note: Prior year information has been reclassified to conform to 2004 presentation.

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2004	2003
EPS Calculation:
Net income	$302	$210
Interest on convertible subordinated notes, net of taxes	—	—

Diluted net income	$302	$210

Number of common shares outstanding at end of period	572.8	584.9
Effect of using weighted average common shares outstanding	3.9	4.9

Weighted average basic common shares outstanding	576.7	589.8
Dilutive effect of common stock options, warrants, restricted stock, convertible subordinated notes and contingently issuable shares	4.5	4.0

Weighted average diluted common shares outstanding	581.2	593.8

Basic earnings per common share	$0.52	$0.36

Diluted earnings per common share	$0.52	$0.35

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Operating revenues	$9,308	$8,662

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	6,111	5,656
Selling, general and administrative	949	921
Depreciation and amortization	1,018	952
Restructuring	(1)	43
Asset impairments and unusual items	(20)	(9)

	8,057	7,563

Income from operations	1,251	1,099

Other income (expense):
Interest expense	(344)	(329)
Interest income	31	9
Equity in earnings (losses) of unconsolidated entities	(70)	3
Minority interest	(26)	(5)
Other, net	(2)	9

	(411)	(313)

Income before income taxes and cumulative effect of changes in accounting principles	840	786
Provision for income taxes	178	293

Income before cumulative effect of changes in accounting principles	662	493
Cumulative effect of changes in accounting principles, net of income tax expense of $5 in 2004 and benefit of $31 in 2003	8	(46)

Net income	$670	$447

Basic earnings per common share:
Income before cumulative effect of changes in accounting principles	$1.15	$0.84
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$1.16	$0.76

Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$1.14	$0.83
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$1.15	$0.75

Basic common shares outstanding	578.0	591.7

Diluted common shares outstanding	582.8	594.6

Cash dividends per common share	$0.56	$0.01

Note: Prior year information has been reclassified to conform to 2004 presentation.

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
EPS Calculation:
Income before cumulative effect of changes in accounting principles	$662	$493
Cumulative effect of changes in accounting principles	8	(46)

Net income	$670	$447

Number of common shares outstanding at end of period	572.8	584.9
Effect of using weighted average common shares outstanding	5.2	6.8

Weighted average basic common shares outstanding	578.0	591.7
Dilutive effect of common stock options, warrants, restricted stock and contingently issuable shares	4.8	2.9

Weighted average diluted common shares outstanding	582.8	594.6

Basic earnings per common share:
Income before cumulative effect of changes in accounting principles	$1.15	$0.84
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$1.16	$0.76

Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$1.14	$0.83
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$1.15	$0.75

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	September 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$619	$217
Receivables, net	1,974	1,811
Other	712	642

Total current assets	3,305	2,670
Property and equipment, net	11,395	11,411
Goodwill	5,344	5,266
Other intangible assets, net	160	156
Other assets	1,224	1,235

Total assets	$21,428	$20,738

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$2,966	$2,861
Current portion of long-term debt	635	514

Total current liabilities	3,601	3,375
Long-term debt, less current portion	8,152	7,997
Other liabilities	3,554	3,514

Total liabilities	15,307	14,886
Minority interest in subsidiaries and variable interest entities	275	250
Stockholders’ equity	5,846	5,602

Total liabilities and stockholders’ equity	$21,428	$20,738

Note: Prior year information has been reclassified to conform to 2004 presentation.

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$670	$447
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of changes in accounting principles	(8)	46
Depreciation and amortization	1,018	952
Other	189	263
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(251)	(422)

Net cash provided by operating activities	1,618	1,286

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(110)	(244)
Capital expenditures	(837)	(798)
Net receipts from restricted funds, business divestitures, asset sales and other	364	280

Net cash used in investing activities	(583)	(762)

Cash flows from financing activities:
New borrowings	348	83
Debt repayments	(434)	(99)
Common stock repurchases	(353)	(264)
Cash dividends	(326)	—
Exercise of common stock options and warrants	150	21
Other	(18)	(40)

Net cash used in financing activities	(633)	(299)

Effect of exchange rate changes on cash and cash equivalents	—	1

Increase in cash and cash equivalents	402	226
Cash and cash equivalents at beginning of period	217	359

Cash and cash equivalents at end of period	$619	$585

Note: Prior year information has been reclassified to conform to 2004 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2004	2004	2003
Operating Revenues by Lines of Business (a)
NASW:
Collection	$2,154	$2,059	$1,983
Landfill	805	773	751
Transfer	448	441	423
Wheelabrator	218	211	205
Recycling and other	282	271	231
Intercompany	(633)	(617)	(597)

Operating revenues	$3,274	$3,138	$2,996

Internal Growth of Operating Revenues from Comparable Prior Periods (a)
Internal growth	7.3%	4.6%	-0.1%
Less: Yield changes due to recycling commodities, electricity (IPP), and fuel surcharge	2.0%	1.7%	-0.2%

Adjusted internal growth	5.3%	2.9%	0.1%

Acquisition Summary (b)
Gross annualized revenue acquired	$16	$27	$107

Total consideration	$20	$25	$68

Cash paid for acquisitions	$9	$23	$65

Recycling Segment Supplemental Data (c)
Operating revenues	$192	$184	$138

Operating expenses (exclusive of depreciation and amortization)	$163	$154	$119

	Quarters Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Free Cash Flow Analysis (d)
Net cash provided by operating activities	$599	$213	$1,618	$1,286
Capital expenditures	(311)	(297)	(837)	(798)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	17	10	73	44

Free cash flow	$305	(74)	$854	532

Pro forma adjustments:
Shareholder litigation payments, net of income tax and other		325		259

Adjusted free cash flow		$251		$791

(a)	Prior year information has been reclassified to conform to 2004 presentation.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles. We are projecting full-year 2004 free cash flow to meet or exceed our previously stated range of $900 million to $1 billion, based on estimated net cash provided by operating activities meeting or exceeding a range of $2.1 to $2.2 billion, capital expenditures of between $1.25 billion and $1.3 billion, and proceeds from divestitures, net of cash divested and other sales of assets of $80 million to $100 million.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2004	2004	2003
Balance Sheet Data
Cash and cash equivalents (a)	$619	$553	$585

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,787	$8,722	$8,560
Total equity	5,846	5,792	5,637

Total capital	$14,633	$14,514	$14,197

Debt-to-total capital	60.0%	60.1%	60.3%

Capitalized interest	$7	$5	$6

Other Operational Data
Internalization of waste, based on disposal costs	64.8%	65.0%	63.9%

Total landfill disposal volumes (tons in millions)	33.0	31.8	31.0
Total waste to energy disposal volumes (tons in millions)	1.7	1.7	2.0

Total disposal volumes (tons in millions)	34.7	33.5	33.0

Active landfills	289	290	289

Landfills reporting volume	265	268	267

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$106.0	$104.8	$98.5
Amortization expense related to SFAS No. 143 obligations	18.2	23.5	15.4

Total amortization expense	124.2	128.3	113.9
Accretion and other related expense	14.3	13.0	11.8

Landfill amortization, accretion and other related expense	$138.5	$141.3	$125.7

(a)	Prior year information has been reclassified to conform to 2004 presentation.

(8)